Exhibit 21.1
QUANTUM CORPORATION
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization
A.C.N. 120.786.012 Pty. Ltd.	Australia
Advanced Digital Information Corporation	United Stated
Certance (US) Holdings, Inc.	United Stated
Certance Holdings Corporation	United Stated
Certance LLC	United Stated
Diamond Corporation	France
LTO Holdings, LLC, a Delaware corporation	United Stated
Quantum Storage Technology Co., Ltd.	China
Quantum ADIC Korea Co., Ltd..	Korea
Quantum Beteiligungs GmbH	Germany
Quantum Boehmenkirch GmbH & Co. KG	Germany
Quantum Engineering Australia Pty. Ltd.	Australia
QMCO Storage India Private Limited	India
Quantum International Inc., a Delaware corporation	United Stated
Quantum Peripherals (Europe) SARL	Switzerland
Quantum SARL	France
Quantum Storage Australia Pty. Ltd.	Australia
Quantum Storage GmbH	Switzerland
Quantum Storage Japan Corporation	Japan
Quantum Storage Singapore Pte. Ltd.	Singapore
Quantum Storage UK Ltd.	United Kingdom
Quantum Storage Mexico S. de R.L. de C.V.	Mexico
Quantum Corporation Turkiye Istanbul Liaison Office	Turkey
Quantum Government, Inc.	United States
Quantum International, Inc.	Malaysia
Quantum Storage Belgium B.V.	Belgium
Quantum Storage Italy S.R.L.	Italy
Quantum Storage Spain, S.L.	Spain
Quantum Storage UK, Canada Extra Provincial	United Kingdom
Quantum Storage Malaysia Sdn. Bhd.	Malaysia
Squarebox Systems Limited	United Kingdom